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                                                                    Exhibit 23.3

                 Consent of Independent Public Accounting Firm

The Board of Directors and Shareholders
INFINITI SOLUTIONS PTE LTD

We consent to the use of our report dated March 1, 2004, relating to the balance sheet of Automated Technology (Phil.) Inc. as of December 18, 2002, and the related statements of operations, changes in stockholders' equity and cash flows for the period from January 1, 2002 to December 18, 2002 in the registration statement on Form F-1 of Infiniti Solutions Pte Ltd and subsidiaries and to the reference to our Firm under the heading "Experts" in the registration statement.

/s/ Laya Mananghaya & Co.

LAYA MANANGHAYA & CO.
September 14, 2004
Makati City, Metro Manila
Philippines